Exhibit 10.2

STOCK OPTION AGREEMENT
PURSUANT TO AFFILIATED MANAGERS GROUP, INC.
2020 EQUITY INCENTIVE PLAN

Pursuant to the Affiliated Managers Group, Inc. 2020 Equity Incentive Plan, as amended and restated from time to time (the “Plan”), and subject to the terms of this agreement (the “Agreement”), Affiliated Managers Group, Inc. (the “Company”) hereby grants to the optionee named on Exhibit A hereto (the “Optionee”) an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified on Exhibit A all or part of the number of shares of common stock, par value $0.01 per share, of the Company (such stock, the “Stock,” and such shares, the “Option Shares”) specified on Exhibit A at the Option Exercise Price per Share specified on Exhibit A, to be issued and distributed to the Optionee according to the terms set forth herein and in the Plan, and the vesting schedule and performance requirements (if any) set forth herein. This Stock Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted by Section 6(b)(viii) of the Plan and is granted to the Optionee in connection with the Optionee’s Employment by the Company or a “subsidiary” corporation of the Company, as such term is defined in Section 424 of the Code.

1.    Vesting; Exercisability and Performance Measure.

(a)    Vesting. Except as set forth below, and subject to the discretion of the Administrator to accelerate the vesting schedule, this Stock Option shall become vested with respect to the number of Option Shares on the dates indicated on Exhibit A; provided that, Optionee’s Employment is through the applicable vesting date or this Stock Option qualifies as a Retirement Eligible Award, in each case, as set forth on Exhibit A. In addition, if this Stock Option is subject to a Performance Measure (but not otherwise), Section 1(b) shall apply. For the avoidance of doubt, the vesting of this Stock Option may be accelerated automatically in certain circumstances described herein.

(b)    Exercisability and Performance Measure. No portion of this Stock Option may be exercised unless such portion has vested. Further, if this Stock Option is subject to a Performance Measure (as defined herein), vested portions of this Stock Option shall be exercisable only if the Compensation Committee has certified the attainment of the Performance Measure with respect to all or any portion thereof, and following such certification shall be exercisable into the number of Option Shares set forth on Exhibit A; it being understood that if vesting of this Stock Option is accelerated or continued post-termination, as the case may be, pursuant to Sections 1(c)(y), 4(a)(ii), 4(b) or 4(c) hereof, such Stock Option shall remain subject to the attainment of the Performance Measure, and this Stock Option shall not be exercisable unless and until the Compensation Committee has certified that the Performance Measure has been attained with respect to all or any portion thereof and following such certification shall be exercisable into the number of Option Shares set forth on Exhibit A. If such Performance Measure remains in effect and the Compensation Committee certifies that it has not been attained with respect to all or any portion of this Stock Option (including any portion of this Stock Option that has vested pursuant to Sections 1(c)(y), 4(a)(ii), 4(b) or 4(c) hereof), this Stock Option shall terminate immediately and be of no further force or effect with respect to all of the Option Shares or such portion thereof, as applicable.

(c)    Change of Control. Notwithstanding anything to the contrary herein or in the Plan, in the event of termination of the Optionee’s Employment (i) by the Company without Cause or (ii) by the Optionee for Good Reason, in either case occurring within the two-year period following a Change of Control, this Stock Option shall automatically fully vest at the time of such termination; provided that, if subject to a Performance Measure, this Stock Option shall only be exercisable pursuant to this Section 1(c) if (x) the Compensation Committee has certified that the Performance Measure has been attained with respect to all or any portion thereof on or before the date of termination, and in such case shall vest at the time of such termination and shall be exercisable into the number of Option Shares set forth on Exhibit A, or (y) the attainment of the Performance Measure is not yet determinable as of such date, and in such case shall fully vest at the time of such termination but the vested Stock Option shall remain subject to the attainment of the Performance Measure and shall not be exercisable unless and until the Compensation Committee has certified that the Performance Measure has been attained with respect to all or any portion thereof, and following such certification shall be exercisable into the number of Option Shares set forth on Exhibit A. (For the avoidance of doubt, if this Stock Option (including any portion thereof that vested pursuant to sub-clause (y) above) is subject to a Performance Measure that the Compensation Committee has certified has not been attained with respect to all or any portion thereof, this Stock Option shall terminate with respect to all of the Option Shares or such portion thereof, as applicable, in accordance with Section 1(b) hereof.)

2.    Manner of Exercise.

(a)    The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Chief Administrative Officer or General Counsel of the Optionee’s election to purchase some or all of the vested Option Shares purchasable at the time of such notice. Such notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash or by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise deliverable upon exercise, in either case, that have an aggregate Fair Market Value equal to the exercise price; (iii) by the Optionee delivering to the Company a properly executed exercise notice in a form acceptable to the Company together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price; provided that, in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure and shall comply with all applicable laws, which laws may in certain cases restrict the availability of this method; or (iv) a combination of (i), (ii), and (iii) above. Payment instruments will be received subject to collection.

Stock Option exercises and any sales of Option Shares will be subject to the Company’s insider trading policy, equity ownership guidelines and other Company policies as may be in effect from time to time or otherwise established by the Administrator.

(b)    The issuance of Stock representing the Option Shares will be contingent upon the Company’s receipt from the Optionee of full payment for the Option Shares, as set forth above, and any agreement, statement or other evidence that the Company and/or the Administrator may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of this Stock Option and any subsequent resale of the shares of Stock will be in compliance with all applicable laws and regulations and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee is not entitled to vote any shares of Stock subject to this Stock Option by reason of the granting of this Stock Option or to receive or be credited with any dividends declared and payable on such shares prior to the payment date with respect to the Option Shares, subject to clause (c) below. This Stock Option shall not be interpreted to bestow upon the Optionee any equity interest or ownership in the Company or any subsidiary or Affiliate, and the Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof and of the Plan, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock, subject to clause (c) below.

(c)    The Company shall maintain an account on its books in the name of the Optionee which shall reflect this Stock Option and the number of Option Shares set forth on Exhibit A. The Optionee acknowledges and agrees that, upon exercise of all or any portion of this Stock Option in accordance with the terms of this Agreement, the Company, in its sole discretion, may (i) hold all Option Shares on behalf of the Optionee, until such time as the Optionee submits a request for delivery, and in such case, the Company will exercise voting rights and take all other corporate actions for such Option Shares for such time as such Option Shares may be held by the Company on behalf of the Optionee, unless the Optionee provides written notice to the Human Resources Department to the contrary, or (ii) release any such Option Shares to the Company’s designated broker, and such broker may hold such Option Shares until such time as they are distributed to the Optionee. The Optionee further agrees to follow such administrative procedures as may be established from time to time by the Company and/or its designated broker.

(d)    The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares that may be exercised under this Stock Option at the time or unless otherwise permitted by the Human Resources Department.

(e)    Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof. For the avoidance of doubt, any portion of this Stock Option that is not exercised by the Expiration Date will thereupon immediately terminate.

3.    Definitions. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan, as applicable and as may be amended from time to time. For purposes of this Agreement, as applicable, the following terms shall have the following meanings:

(a)    “Cause” means any of the following:

i.    the Optionee’s engagement in any criminal act which is or involves a serious felony offense, a violation of federal or state securities laws (or equivalent laws of any country or political subdivision thereof), embezzlement, fraud, wrongful taking or misappropriation of property, or theft or any other crime involving dishonesty;

ii.    the Optionee’s willful or grossly negligent failure to perform duties owed to the Company or an Affiliate;

iii.    the Optionee’s willful violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its subsidiaries or Affiliates is a member; or

iv.    the Optionee’s willful violation of any Company policy or any applicable policy of any of its subsidiaries or Affiliates concerning confidential or proprietary information, or material violation of any other Company or applicable subsidiary or Affiliate policy or written agreement as in effect from time to time; and

v.    for purposes of Section 5(a) and the Retirement Policy, “Cause” also means the occurrence of any of the following, as determined by the Company: (a) the Optionee’s performance of the Optionee’s duties and responsibilities to the Company or its subsidiaries or Affiliates, as applicable, in a manner deemed by the Company to be in any way unsatisfactory and/or inconsistent with the needs of the business; (b) the Optionee’s breach of this Agreement or any other agreement between the Optionee and the Company or any of its subsidiaries or Affiliates; or (c) the Optionee’s misconduct, including, but not limited to, fraud, violation of or disregard for the rules, policies, and procedures of the Company or any of its subsidiaries or Affiliates, dishonesty, insubordination, theft, or other illegal or inappropriate conduct.

The determination as to whether “Cause” has occurred shall be made by the Administrator. The Administrator shall also have the authority to waive (in whole or in part) the consequences under the Plan of the existence or occurrence of any of the events, acts or omissions constituting “Cause.” If, subsequent to the Optionee’s termination of Employment for other than Cause, it is determined that the Optionee’s Employment could have been terminated for Cause, the Optionee’s Employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to such Cause occurred. Notwithstanding the foregoing, if Optionee is party to an employment, severance-benefit, change of control or similar agreement with the Company (or any of its subsidiaries or Affiliates, as applicable) that contains a definition of “Cause” (or a correlative term), such definition will apply (in the case of such Optionee for purposes of this Agreement) in lieu of Sections 3(a)(i) through (iv) of the definition of “Cause” set forth above during the term of such other agreement, provided that Section 3(a)(v) of the definition set forth above will always apply for purposes of this Agreement.

(b)    “Client” shall mean all Past Clients, Present Clients and Potential Clients, subject to the following general rules:

i.    with respect to each Client, the term “Client” shall also include any Persons who are Affiliates of such Client and, to the extent known by the Optionee to have such connection with such Client (and the Optionee shall be deemed to have such knowledge if the Optionee would reasonably have been expected to have such knowledge in the ordinary course of the Optionee’s duties while the Optionee was employed by the Company or any of its subsidiaries or Affiliates, as applicable), directors, officers or employees of such Client or any such subsidiaries or Affiliates thereof, or Persons who are members of the immediate family of such Client or any of the other foregoing Persons or Affiliates of any of them;

ii.    with respect to any Present Client or Past Client (as applicable) that is a Fund, the term “Client” shall also include (x) the sponsor of such Client, and any other Fund sponsored by such Person or its Affiliates, and (y) any investor in such Client (provided that, except to the extent the Optionee had knowledge of the identity of an investor therein while the Optionee was employed by the Company or any of its subsidiaries or Affiliates, as applicable (and the Optionee shall be deemed to have had such knowledge if the Optionee would reasonably have been expected to have had such knowledge in the ordinary course of the Optionee’s duties while the Optionee was employed by the Company or any of its subsidiaries or Affiliates, as applicable), in the case of any Fund, an investor therein shall not be deemed a Present Client or Past Client (as applicable) hereunder);

iii.    with respect to any Client that is a trust or similar entity, the term “Client” shall include the settlor and, to the extent such beneficiary is known to the Optionee to be such a beneficiary (and the Optionee shall be deemed to have had such knowledge if the Optionee would reasonably have been expected to have had such knowledge in the ordinary course of the Optionee’s duties while the Optionee was employed by the Company or any of its subsidiaries or Affiliates, as applicable), any Person who is a beneficiary of such Client and the Affiliates and immediate family members of any such Persons;

iv.    with respect to so-called “wrap programs,” “SMA programs” or similar programs, the term “Client” shall include (x) the sponsor of such program, and (y) the underlying participants in such program (provided that, except to the extent the Optionee had knowledge of the identity of a participant therein while the Optionee was employed by the Company or any of its subsidiaries or Affiliates, as applicable (and the Optionee shall be deemed to have had such knowledge if the Optionee would reasonably have been expected to have had such knowledge in the ordinary course of the Optionee’s duties while the Optionee was employed by the Company or any of its subsidiaries or Affiliates, as applicable), a participant therein shall not be deemed a Present Client or Past Client (as applicable) hereunder); and

v.    with respect to each Client, the term “Client” shall also include any Persons who (x) in U.S. retail markets, serve as intermediaries, including, but not limited to,

broker-dealers and financial advisers, and, (y) in all other markets, serve as an intermediary with discretion as to whether or not to make Affiliate products available to their underlying clients.

(c)    “Fund” shall mean any collective investment vehicle (whether open-ended or closed-ended), including, without limitation, an investment company (whether or not registered under the Investment Company Act of 1940, as amended), a general or limited partnership, a trust or a commingled fund, in any such case organized (or otherwise formed) in any jurisdiction.

(d)    “Good Reason” shall mean any of the following events or conditions occurring without the Optionee’s express written consent, provided that the Optionee shall have given notice of such event or condition within 90 days of the initial existence of such event or condition and the Company shall not have remedied such event or condition within 30 days after receipt of such notice:

i.    a materially adverse alteration in the nature or status of the Optionee’s duties or responsibilities;

ii.    a material reduction in the Optionee’s annual base salary or any target bonus, other than an across-the-board reduction that applies to the Optionee and similarly-situated employees; or

iii.    a change of 50 miles or more in the Optionee’s principal place of Employment, except for required travel on business to an extent substantially consistent with the Optionee’s business travel obligations.

    Notwithstanding the foregoing, if the Optionee is party to an employment, severance-benefit, change of control or similar agreement with the Company (or any of its subsidiaries or Affiliates, as applicable) that contains a definition of “Good Reason” (or a correlative term), such definition will apply (in the case of the Optionee for purposes of this Agreement) in lieu of the definition set forth above during the term of such agreement.

(e)    “Investment Management Services” shall mean any services which involve: (i) the management of an investment account or Fund (or portions thereof or a group of investment accounts or Funds); (ii) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds); or (iii) otherwise acting as an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, including, without limitation, in each of the foregoing cases, performing activities related or incidental thereto.

(f)    “Past Client” shall mean, subject to the general rules under the definition of Client, at any particular time of determination, any Person (i) who at any point prior to such time of determination had been, directly or indirectly (and including, without limitation, through one or more intermediaries such as a wrap sponsor or as an investor in a Fund for which the Company or any subsidiary or Affiliate thereof acts (or acted) as a sponsor, adviser or sub-adviser or in a similar capacity), an advisee or investment advisory customer or client of, or otherwise a recipient of Investment Management Services from, (x) the Company or any subsidiary or Affiliate thereof, and/or (y) any owner, part owner, shareholder, partner, member, director, officer, trustee, employee, agent or consultant of the Company or any subsidiary or Affiliate thereof acting on behalf of the Company or any of its subsidiaries or Affiliates, but at such time is not an advisee or investment advisory customer or client of (or otherwise a direct or indirect recipient of Investment Management Services from) the Company or any subsidiary or Affiliate thereof (or any of the foregoing Persons acting on their behalf), and (ii) with which Optionee or Optionee’s department had material, direct interaction with and/or with respect to which Optionee had access to proprietary or confidential information; provided, however, that, from and after the termination of Optionee’s Employment, the term “Past Client” shall thereafter be limited (solely with respect to the Optionee) to those Past Clients who were (directly or indirectly) advisees or investment advisory customers or clients of, or recipients of Investment Management Services from, the Company or any subsidiary or Affiliate thereof, or any owner, part owner, shareholder, partner, member, director, officer, trustee, employee, agent or consultant (or persons acting in any similar capacity) of the Company or any subsidiary or Affiliate thereof, at any time during the two (2) years immediately preceding the date of such termination.

(g)    “Performance Measure” shall mean the target(s) for the applicable Performance Period(s) (each as set forth on Exhibit A, as applicable), as established by the Compensation Committee.

(h)    “Person” shall mean any individual, partnership (limited or general), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or other entity.

(i)    “Potential Client” shall mean, subject to the general rules under the definition of Client, at any particular time of determination, any Person (i) to whom (x) the Company or any subsidiary or Affiliate thereof, and/or (y) any owner, part owner, shareholder, partner, member, director, officer, trustee, employee, agent or consultant (or persons acting in any similar capacity) of the Company or any subsidiary or Affiliate thereof, acting on behalf of the Company or any subsidiary or Affiliate thereof in any such case has within one (1) year prior to such time of determination offered (whether by means of a personal meeting, telephone call, letter, written proposal or otherwise) to serve as investment adviser or otherwise provide Investment Management Services, but who is not at such time an advisee or investment advisory customer or client of (or otherwise a direct or indirect recipient of Investment Management Services from) the Company or any subsidiary or Affiliate thereof (or any of the foregoing Persons acting on their behalf), and (ii) with which Optionee or Optionee’s department had material, direct interaction with and/or with respect to which Optionee had access to proprietary or confidential information; provided, however, that, from and after the termination of Optionee’s Employment, the term “Potential Client” shall thereafter be limited (solely with respect to the Optionee) to those Potential Clients to whom such an offer to provide Investment Management Services was made at any time during the one (1) year immediately preceding the date of such termination. The preceding sentence is meant to exclude advertising, if any, through mass media in which the offer, if any, is available to the general public, such as magazines, newspapers and sponsorships of public events.

(j)    “Present Client” shall mean, subject to the general rules under the definition of Client, at any particular time of determination, any Person (i) who is at such time of determination, directly or indirectly (and including, without limitation, through one or more intermediaries such as a wrap sponsor, or as an investor in a Fund for which the Company or any subsidiary or Affiliate thereof acts as a sponsor, adviser or sub-adviser or in a similar capacity), an advisee or investment advisory customer or client of (or otherwise a direct or indirect recipient of Investment Management Services from) (x) the Company or any subsidiary or Affiliate thereof and/or (y) any owner, part owner, shareholder, partner, member, director, officer, trustee, employee, agent or consultant (or persons acting in any similar capacity) of the Company or any subsidiary or Affiliate thereof acting on behalf of the Company or any subsidiary or Affiliate thereof, and (ii) with which Optionee or Optionee’s department had material, direct interaction with and/or with respect to which Optionee had access to proprietary or confidential information.

(k)    “Retirement Eligible Award” shall have the meaning set forth in the Company’s Employee Equity Retirement Policy, as may be in effect from time to time (the “Retirement Policy”).

4.    Termination of Service. If the Optionee’s Employment terminates, this Stock Option may be subject to earlier termination, accelerated vesting or post-termination vesting, as set forth below.

(a)    Termination by Reason of Death or Disability. If the Optionee’s Employment terminates by reason of death or disability, this Stock Option shall automatically fully vest at the time of such termination and may thereafter be exercised by the Optionee or the Optionee’s legal representative or legatee, or by the Optionee’s permitted transferee, if any, for a period of twelve (12) months from the date of termination, or until the Expiration Date, if earlier; provided that, if subject to a Performance Measure, this Stock Option shall only be exercisable pursuant to this Section 4(a) if (i) the Compensation Committee has certified that the Performance Measure has been attained with respect to all or any portion thereof on or before the date of termination, and in such case shall vest at the time of such termination and shall be exercisable into the number of Option Shares set forth on Exhibit A, or (ii) the attainment of the Performance Measure is not yet determinable as of such date, and in such case this Stock Option shall fully vest at the time of such termination but the vested Stock Option shall remain subject to the attainment of the Performance Measure, and this Stock Option shall not be exercisable unless and until the Compensation Committee has certified that the Performance Measure has been attained with respect to all or any portion thereof, and following such certification shall be exercisable into the number of Option Shares set forth on Exhibit A (in each case, by the Optionee or the Optionee’s legal representative or legatee, or by the Optionee’s permitted transferee, if any, for a period of twelve (12) months from the date of such certification or until the Expiration Date, if earlier). (For the avoidance of doubt, if this Stock Option (including any portion thereof that vested pursuant to sub-clause (ii) above) is subject to a Performance Measure that the Compensation Committee has certified has not been attained, this Stock Option shall terminate in accordance with Section 1(b) hereof.) In the case of termination by reason of disability, the death of the Optionee during the twelve-month period provided in this Section 4(a) shall extend such period for another twelve (12) months from the date of death or until the Expiration Date, if earlier.

(b)    Termination by the Company without Cause or by the Optionee for Good Reason. If the Optionee’s Employment is terminated by the Company without Cause or by the Optionee for Good Reason (unless this Stock Option qualifies as a Retirement Eligible Award covered by

Section 4(c) below, in which case Section 4(c) applies), a pro rata portion equal to the amount determined by multiplying the number of Option Shares subject to this Stock Option indicated on Exhibit A by a fraction, the numerator of which is the number of full, completed months in the term of this Stock Option at the time of the Optionee’s termination of Employment (the “Service Period”) and the denominator of which is the total number of months in the term of this Stock Option (a “Pro Rata” portion), shall automatically vest at the time of such termination, and may thereafter be exercised by the Optionee or the Optionee’s legal representative or legatee, or by the Optionee’s permitted transferee, if any, for a period of ninety (90) days from the date of termination, or until the Expiration Date, if earlier; provided that, the Service Period is at least twelve (12) months; provided, further that, if this Stock Option is subject to a Performance Measure, such Pro Rata portion of the Option Shares subject to this Stock Option shall only be exercisable pursuant to this Section 4(b) if (A) the Compensation Committee has certified that the Performance Measure has been attained with respect to all or any portion thereof on or before the date of termination, and in such case shall vest at the time of such termination and shall be exercisable into the number of Option Shares set forth on Exhibit A, or (B) the attainment of the Performance Measure is not yet determinable as of such date, and in such case such full or Pro Rata portion of the Option Shares subject to this Stock Option shall vest at the time of such termination but the vested Stock Option shall remain subject to the attainment of the Performance Measure, and this Stock Option shall not be exercisable unless and until the Compensation Committee has certified that the Performance Measure has been (and such Pro Rata portion of the Option Shares subject to this Stock Option shall be exercisable at the time of such certification (if any)) (in each case, by the Optionee or the Optionee’s legal representative or legatee, or by the Optionee’s permitted transferee, if any, for a period of ninety (90) days from the date of such certification or until the Expiration Date, if earlier). (For the avoidance of doubt, if the Service Period is less than twelve (12) months, or if this Stock Option (including any portion thereof that vested pursuant to sub-clause (B) above) is subject to a Performance Measure that the Compensation Committee has certified has not been attained with respect to all or any portion thereof, then, in each case, this Stock Option shall terminate in accordance with Section 1(b) hereof.)

(c)    Retirement. If this Stock Option qualifies as a Retirement Eligible Award, as indicated on Exhibit A, and is not otherwise accelerated pursuant to Section 4(a) above, then the applicable provisions of the Retirement Policy shall apply to this Stock Option.

(d)    Termination for Cause. If the Optionee’s Employment terminates for Cause, this Stock Option shall terminate immediately and be of no further force and effect.

(e)    Other Termination. If the Optionee’s Employment terminates for any reason other than death or disability, Retirement (as such term is defined in the Retirement Policy), for Cause, or a termination in connection with a Change of Control described in Section 1(c), and unless a longer period is determined by the Administrator, this Stock Option may be exercised by the Optionee, to the extent exercisable on the date the Optionee’s Employment terminates, for a period of ninety (90) days from the date the Optionee’s Employment terminates or until the Expiration Date, if earlier. Any portion of the Stock Option that is not exercisable at such time shall terminate immediately and be of no further force or effect; it being understood that this Stock Option shall remain outstanding following the date of any termination due to death or disability, Retirement, a termination in connection with a Change of Control described in Section

1(c), or a termination by the Company without Cause or by the Grantee with Good Reason with respect to any portion of this Stock Option that has vested pursuant to Sections 1(c)(y), 4(a)(ii), 4(b) or 4(c) hereof until this Stock Option is exercised or terminated in accordance with Section 1(c), 4(a)(ii), 4(b) or 4(c), as applicable.

    The Administrator’s determination of the reason that the Optionee’s Employment has terminated shall be conclusive and binding on the Optionee and the Optionee’s representatives, legal guardians or legatees.

5.    Noncompetition, Intellectual Property and Confidentiality.

(a)    In consideration of the Stock Option granted herein, the Optionee agrees that during the term of the Optionee’s Employment with the Company or any of its subsidiaries or Affiliates and for one (1) year thereafter (or two (2) years if the Optionee breaches the Optionee’s fiduciary duty to the Company or its subsidiaries or Affiliates, or unlawfully takes, physically or electronically, property belonging to the Company or its subsidiaries or Affiliates) for any reason other than termination by the Company without Cause, the Optionee: (i) will not, directly or indirectly, whether as owner, partner, shareholder, member, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any Competing Business (as hereinafter defined) (provided, however, that nothing in this clause (i) shall prohibit the Optionee from acting as an agent for a Competing Business in the course of the Optionee’s employment (or other applicable service relationship) for a business which is not a Competing Business); (ii) will not, directly or indirectly, take any action to negotiate or discuss with any person or entity or solicit or entertain from any person or entity, any investment, purchase, proposal, offer or indication of interest regarding (A) any investment in any entity in which the Company or any of its subsidiaries or Affiliates holds any securities or other investment interests or (B) any investment in any other entity with whom the Company or any of its subsidiaries or Affiliates is or was discussing or negotiating any possible investment therein at any time during the one (1) year preceding the termination (if any) of the Optionee’s Employment (or other applicable service relationship) with the Company or any of its subsidiaries or Affiliates.

For purposes of this Agreement, the term “Competing Business” shall mean a business or a division of a business, conducted anywhere in the world, which invests in or acquires boutique or specialist investment managers or advisers, or has adopted a strategy or developed a business plan to invest in or acquire multiple boutique or specialist investment managers or advisers. Notwithstanding the foregoing, the Optionee may own up to five percent (5%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(b)    During the term of the Optionee’s Employment with the Company or any of its subsidiaries or Affiliates and for two (2) years thereafter, the Optionee will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave Employment with the Company or its subsidiaries or Affiliates (other than terminations of Employment of subordinate employees undertaken in the course of the Optionee’s Employment with the Company or any of its subsidiaries or Affiliates).

(c)    In addition to (and not in limitation of) the provisions of Sections 5(a) and (b) of this Agreement, the Optionee agrees, for the benefit of the Company and its subsidiaries and

Affiliates, that the Optionee shall not, during the term of the Optionee’s Employment (or other applicable service relationship) with the Company or any of its subsidiaries or Affiliates and for one (1) year thereafter, directly or indirectly (whether individually or as owner, part owner, shareholder, partner, member, director, officer, trustee, employee, agent, consultant or in any other capacity, on behalf of the Optionee or any other Person (other than the Company or a subsidiary or Affiliate thereof while employed by the Company)):

i.    provide Investment Management Services to any Person that is a Client (which includes Past Clients, Present Clients, and Potential Clients);

ii.    solicit or induce (whether directly or indirectly) any Person for the purpose (which need not be the sole or primary purpose) of (A) causing any funds or accounts with respect to which the Company or any of its subsidiaries or Affiliates provides Investment Management Services to be withdrawn from such management or other services, or (B) causing any Client (including any Potential Client) not to engage the Company or any of its subsidiaries or Affiliates to provide Investment Management Services for any additional funds or accounts (or otherwise attempt to cause any of the foregoing to occur);

iii.    otherwise divert or take away (or seek to divert or take away) any funds or investment accounts with respect to which the Company or any subsidiary or Affiliate thereof provides Investment Management Services; or

iv.    contact or communicate with, whether directly or indirectly, any Past Clients, Present Clients or Potential Clients in connection with providing Investment Management Services to such Persons;

provided, however, that this Section 5(c) shall not be applicable to Clients (including Potential Clients) who are also immediate family members of the Optionee.

(d)    The Optionee understands that the restrictions set forth in Sections 5(a), (b) and (c) of this Agreement are intended and necessary to protect the Company’s and its subsidiaries’ and Affiliates’ interests in its and their Proprietary Information (as hereinafter defined) and established employee and client relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e)    The Optionee agrees and acknowledges that any and all presently existing business of the Company and its subsidiaries and Affiliates and all business developed by the Company, any of its subsidiaries or Affiliates, the Optionee and/or any other employee (or other service provider) of the Company and its subsidiaries and Affiliates, including, without limitation, all client lists, the Company’s deal structures (as represented by the transactions it has completed, attempted or actually proposed), compensation records, agreements, and any other incident of any business developed by the Company or carried on by the Company, and all trade names, service marks and logos under which the Company, its subsidiaries and its and their Affiliates do business, including, without limitation, “Affiliated Managers Group” and any combinations or variations thereof and all related logos, are and shall be the exclusive property of the Company or such subsidiary or Affiliate, as applicable, for its or their sole use, and (where applicable) amounts received in respect of the foregoing shall be payable directly to the

Company or such subsidiary or Affiliate. The Optionee acknowledges that, in the course of performing services for the Company and otherwise, the Optionee will from time to time have access to information concerning the Company’s, its subsidiaries’ or its Affiliates’ current or proposed businesses, technologies, business relationships, clients, personnel, processes, operations, physical properties, strategies, plans, methods, investments, investment recommendations, investment processes, investment methodologies, products, confidential records, manuals, data, client and contact lists, trade secrets, or financial, corporate, sales, marketing or personnel affairs, which the Company or such subsidiary or Affiliate has not released to the general public, and all memoranda, notes, papers, items, tangible media, electronic files and communications related thereto (collectively, “Proprietary Information”). The Optionee agrees that Proprietary Information of the Company or any subsidiary or Affiliate thereof is and will be the exclusive property of the Company or such subsidiary or Affiliate, as the case may be, and further agrees to always keep secret and never (during the term of this Agreement or thereafter) publish, divulge, furnish, use or make accessible to anyone (other than in the regular course of business of the Company or any subsidiary or Affiliate thereof or otherwise at the Company’s request) such Proprietary Information. Anything contained herein to the contrary notwithstanding, this Section 5(e) shall not (i) apply to any knowledge, information or property which (x) is generally known or available to the public or in the public domain, (y) has been previously disclosed or made available to the public, unless the Optionee knows or has reason to know that such disclosure or availability was the direct or indirect result of the violation or breach of a confidentiality or non-disclosure obligation, or (z) is required to be disclosed or delivered by any court, agency or other governmental authority or is otherwise required to be disclosed by law, or (ii) preclude the Optionee from cooperating with any governmental process, or any governmental or law enforcement agency in any investigation, or from making any other communications (without notice to or consent from the Company) with a governmental agency. The Optionee understands that the Optionee will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Optionee may be held liable if the Optionee accesses trade secrets by unauthorized means.

(f)    The Optionee will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets and other works of authorship (collectively, “Developments”), whether or not patentable or copyrightable, that are created, made, conceived, or reduced to practice by the Optionee (alone or jointly with others) or under the Optionee’s direction during the Optionee’s Employment. The Optionee acknowledges and confirms that the Optionee hereby assigns and transfers, and will assign and transfer, to the Company and its successors and assigns all the Optionee’s right, title and interest in all Developments that (i) relate to the business of the Company, any subsidiary or Affiliate or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured, serviced, licensed or sold by the Company or which may be used with such products or services; or (ii) result from tasks assigned to the Optionee by the Company, a subsidiary or an Affiliate; or (iii) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, a subsidiary or an Affiliate (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

(g)    Upon termination of the Optionee’s Employment for any reason, the Optionee shall, and agrees to, return all Proprietary Information in the Optionee’s possession or control to the Company and such Proprietary Information will remain in the Company’s possession. The Optionee will cooperate fully with the Company and its subsidiaries and Affiliates, both during Employment and following termination of Employment for any reason, in order for the Company and its subsidiaries and Affiliates to enforce and protect any of their rights and interests with respect to Proprietary Information, Company-Related Developments, and Intellectual Property Rights in Company-Related Developments, including, without limitation whatsoever, signing all papers, copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney which the Company may deem necessary or desirable in order to protect such rights and interests.

(h)    The Optionee and the Company agree that, in the event that any provision of this Section 5 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, the applicable provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

(i)    Notwithstanding the foregoing or anything to the contrary herein, if this Stock Option qualifies as a Retirement Eligible Award, as set forth on Exhibit A, the Optionee may be subject to additional terms and conditions regarding non-competition, and any such terms and conditions are in addition to, and not in limitation of, the terms and conditions set forth herein, including, without limitation, the provisions addressing non-competition and non-solicitation.

6.    Remedies Upon Breach. In the event that the Optionee breaches any of the provisions of Section 5 of this Agreement, including without limitation following the termination of the Optionee’s Employment, the entire intrinsic value of the vested Stock Option (as of the date the Optionee’s Employment is terminated, whether or not exercised or paid, settled or distributed by the Company), shall be paid to or retained by the Company, as applicable, as liquidated damages (the “Liquidated Damages”). The parties agree that in the event of such breach by the Optionee it will be difficult to ascertain with certainty the amount of damages suffered by the Company and its subsidiaries and Affiliates. The amount of the Liquidated Damages represents a reasonable estimate of the damages expected to be suffered by the Company and its subsidiaries and Affiliates as a result of the Optionee’s default and, in any such event, in addition to (and not in limitation of) such other remedies as the Company may have against the Optionee, until the Liquidated Damages are recovered in their entirety, (x) the Company shall be entitled to withhold any payments to which the Optionee otherwise would be entitled (whether pursuant to this Agreement or any other agreement, plan or policy, including without limitation distributions hereunder), and (y) the Optionee, at the request of the Company, shall return all or some incentive compensation (which shall include any compensation distributed or awarded to the Optionee other than base compensation); provided that, any amounts so withheld or returned shall be promptly released to the original payee to the extent it is determined (whether by settlement, judgment or arbitral decision) that such amounts are required to be so released, together with interest thereon as may be agreed or determined in connection with such settlement, judgment or decision. The Optionee agrees that the remedies provided in this Section 6 are reasonably related to anticipated losses that the Company and/or any of its subsidiaries or Affiliates would suffer upon a breach of such provisions by the Optionee. The Optionee recognizes and agrees that the Company’s remedies at law for any breach, or threatened breach, of the provisions of this Agreement would be inadequate, and that for any breach or threatened breach of such provisions by the Optionee, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and enforcement of its rights by an action for specific performance to the extent permitted by law (and without having to post bond), and to an award of reasonable attorneys’ fees and costs incurred in connection with securing any of its rights hereunder. Notwithstanding the foregoing, the Optionee recognizes and agrees that if this Stock Option qualifies as a Retirement Eligible Award, as set forth on Exhibit A, the Retirement Policy, to the extent applicable, may provide for alternative remedies upon any breach of the terms and conditions set forth therein.

7.    Notice of Termination.

(a)    The Optionee’s Employment may be terminated at any time by the Company or, if different, any subsidiary or Affiliate of the Company that is the Optionee’s employer (the “Optionee’s employer”), or by the Optionee; provided that, the Optionee (but not the Company or, if different, the Optionee’s employer) shall be required to provide at least six (6) months advance written notice of such termination. For the avoidance of doubt, for purposes of Section 5 of this Agreement, termination of Employment shall be deemed to occur upon delivery of notice of termination by the Optionee.

(b)    Where notice of termination has been delivered by the Optionee, the Company and, if different, the Optionee’s employer shall be under no obligation to provide any activities to Optionee to carry out on behalf of the Company or its subsidiaries or Affiliates, and may require the Optionee (i) not to attend any premises of the Company or any subsidiary or Affiliate thereof, (ii) to resign with immediate effect from any offices the Optionee holds with the Company or any subsidiary or Affiliate thereof (or any Client thereof), (iii) to refrain from any business contact with any Clients, partners or employees of the Company or any subsidiary or Affiliate thereof, and (iv) to take any leave time the Optionee has accrued under the policies of the Company (or any of its subsidiaries or Affiliates, as applicable).

(c)    Notwithstanding the foregoing, if the Optionee is a party to an employment agreement with the Company or any subsidiary or Affiliate thereof, and/or if this Stock Option qualifies as a Retirement Eligible Award, as set forth on Exhibit A, any applicable terms of such employment agreement and/or the Retirement Policy, as applicable, shall supersede and apply in precedence to the provisions of clauses (a) and (b) of this Section 7, and clauses (a) and (b) of this Section 7 shall not be taken to amend the related terms of such employment agreement and/or the Retirement Policy, as applicable.

(d)    In connection with the termination of the Optionee’s Employment, the Optionee shall reasonably cooperate with the Company and, if different, the Optionee’s employer, to prepare a communication plan regarding the Optionee’s departure, and the Optionee shall not make any other public statement regarding the Optionee’s departure without the prior written consent of the Company.

8.    Nondisparagement. In exchange for the consideration herein, the Optionee agrees not to make any disparaging, derogatory, damaging, and/or critical statements concerning the Company or any subsidiaries or any of their respective affiliates, partners, officers, directors, employees, services, products and/or activities.

9.    Third-Party Agreements and Rights.

(a)    The Optionee hereby confirms that the Optionee is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Optionee’s use or disclosure of information or the Optionee’s engagement in any business. In the Optionee’s work for the Company or any of its subsidiaries or Affiliates, the Optionee will not disclose or use any information in violation of any rights of any such previous employer or other party.

(b)    The Optionee’s employer, if different than the Company, is an intended third-party beneficiary under this Agreement and may enforce the terms of Sections 5, 6, 7, 8, 11 and 12 of this Agreement. This right is subject to (i) the rights of the parties hereto to rescind or vary this Agreement without the consent of any such subsidiary or Affiliate and (ii) the other terms and conditions of this Agreement and the Plan.

10.    Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution or as permitted by the Administrator (or its delegee). This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee or the Optionee’s legal guardian, if any, and thereafter, only by the Optionee’s legal representative or legatee. Notwithstanding anything to the contrary, to the extent that the Administrator, in its sole discretion, determines that all or any portion of this Stock Option does not qualify as an “incentive stock option” under Section 422 of the Code, whether pursuant to Section 6(b)(viii) of the Plan or otherwise, the Optionee may transfer, without consideration for the transfer, such part of this Stock Option to members of the Optionee’s immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee (and, as required by the Administrator, the beneficiaries or members of such transferee) agrees in writing with the Company to be bound by all of the terms and conditions of the Plan and this Agreement. Following such a permitted transfer, the provisions of this Agreement providing for the exercise of this Stock Option by the Optionee shall be deemed to permit exercises by a permitted transferee to whom all or a part of this Stock Option has been permissibly transferred.

11.    Status of the Stock Option; Certain Tax Matters.

(a)    While all or a portion of this Stock Option may be intended to qualify as an “incentive stock option” under Section 422 of the Code, the Company does not represent or warrant that this Stock Option qualifies as such, and none of the Company, any of its Affiliates, the Administrator or any person acting on behalf of the Company, any of its Affiliates or the Administrator, will be liable to the Optionee or to the estate or beneficiary of the Optionee or to any person by reason of the failure of the Stock Option to satisfy the requirements of Section 422 of the Code. The Optionee should consult with the Optionee’s own tax advisors regarding the tax effects of this Stock Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period and exercise requirements. The Optionee acknowledges and agrees that the Company or the Administrator may take any action permitted under the Plan without regard to the effect such action may have on the status of the Stock Option as an incentive stock option and that such actions may cause the Stock Option to fail to be treated as an incentive stock option.

(b)    With respect to any portion of this Stock Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code, if the Optionee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any shares of Stock underlying this Stock Option within the one-year period beginning on the date after the transfer of such shares to the Optionee, or within the two-year period beginning on the day after the grant of this Stock Option, the Optionee will notify the Company in writing within fifteen (15) days after such disposition.

(c)    To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Option Shares subject to the portion of the Stock Option, if any, intended to qualify as an incentive stock option, and all other incentive stock options the Optionee holds that are exercisable for the first time during any calendar year (under all plans of the Company and its subsidiaries), exceeds $100,000, the Stock Options held by the Optionee or portions thereof that exceed such limit (according to the order in which they were granted in accordance with the regulations under Section 422 of the Code) shall be treated as Non-Qualified Stock Options.

(d)    If at the time this Stock Option is exercised the Company determines that under applicable law and regulations it could be liable for the withholding of any federal, state or local tax or employee’s social security contributions upon such exercise or with respect to a disposition of any shares of Stock acquired upon such exercise, the Optionee expressly acknowledges and agrees that the Optionee’s rights hereunder, including the right to be issued shares of Stock upon exercise, are subject to the Optionee promptly paying to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion, including, if the Administrator so determines, by the delivery of previously acquired shares of Stock or Option Shares acquired hereunder or by the withholding of amounts from any payment hereunder) all such taxes, at a rate up to the maximum applicable withholding rate, and employee’s social security contributions, in any case, as determined by the Administrator in its discretion. No shares of Stock will be transferred pursuant to the exercise of this Stock Option unless and until the person exercising this Stock Option has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local withholding tax and employee’s social security contributions requirements, or has made other arrangements satisfactory to the Company with respect to such taxes and employee’s social security contributions. The Optionee authorizes the Company and its subsidiaries to withhold such amount from any amounts otherwise owed to the Optionee, but nothing in this sentence shall be construed as relieving the Optionee of any liability for satisfying the Optionee’s obligation under the preceding provisions of this Section 11(d).

12.    Miscellaneous.

(a)    This Stock Option is subject to adjustment in accordance with the provisions of Section 7 of the Plan.

(b)    Notice hereunder shall be given (i) to the Company at its principal place of business, and (ii) to the Optionee at the address on file in the Company’s records, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(c)    The Optionee hereby acknowledges and agrees to the following: (i) this Stock Option is offered to the Optionee at the complete discretion of the Company; (ii) the Plan, this Stock Option and the Retirement Policy do not form part of any contract of employment (or other provision of services) between the Optionee and the Company or any of its subsidiaries or Affiliates and do not confer upon the Optionee any rights with respect to continuance as an employee (or other service provider) of the Company or any of its subsidiaries or Affiliates; (iii) this Stock Option will not affect any right the Company or any of its subsidiaries or Affiliates may have under any employment agreement with the Optionee or under applicable law to terminate the Employment of the Optionee at any time with or without Cause; (iv) this Stock Option is not part of the Optionee’s base salary or wages and will not be taken into account in determining any other employment-related rights that the Optionee may have, such as any rights the Optionee may have to pension or severance pay; and (v) this Stock Option does not confer on the Optionee any implied right or entitlement to the exercise of any discretion in the Optionee’s favor with respect to any discretionary terms in this Stock Option.

(d)    The Optionee hereby waives all and any rights to compensation or damages in consequence of the termination of Optionee’s Employment with the Company, or any of its subsidiaries or Affiliates, for any reason whatsoever (whether lawfully or unlawfully) insofar as those rights arise or may arise from the Optionee ceasing to have rights under or be entitled to this Stock Option as a result of such termination or from the loss or diminution in value of such rights or entitlements. In the event of any conflict between the terms of this Section 12(d) and the Optionee’s terms of employment, this Section 12(d) shall take precedence (except as required by applicable legislation).

(e)    Pursuant to Section 10 of the Plan, the Administrator may at any time amend or cancel any outstanding portion of this Stock Option for any purpose that may at the time be permitted by law, but no such action may be taken that materially and adversely affects the Optionee’s rights under this Agreement without the Optionee’s consent.

(f)    If the Optionee is resident outside of the United States, to the extent permitted by applicable law, the Optionee hereby consents to the holding, processing and transfer of data relating to the Optionee (including sensitive personal data as defined in the UK Data Protection Act 1998) by: (i) the Company and any of its subsidiaries and Affiliates; (ii) any person providing services to the Company, its subsidiaries or Affiliates (including, but not limited to, any third party broker, registrar or administrator); and (iii) any trustee appointed by the Company, its subsidiaries or Affiliates, in each case for all purposes relating to the administration or operation of the Plan, including the grant, holding, vesting or exercise of a

Stock Option and the delivery, holding or sale of Stock and, to the extent permitted by applicable law, this consent includes consent to the transfer of such data to countries outside the European Economic Area even if the country in question does not maintain adequate data protection standards.

(g)    The provisions of this Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. Notwithstanding the foregoing or anything to the contrary herein, if the Optionee is a resident of, or employed in, the Commonwealth of Massachusetts for at least 30 days prior to the termination of the Optionee’s Employment with the Company or any of its subsidiaries or Affiliates, Section 5(a) and all claims or disputes arising out of or based upon such section or relating to the subject matter thereof will be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(h)    The Optionee hereby acknowledges that the Optionee (i) has read thoroughly this Agreement, including, without limitation, Section 5(a), and if this Stock Option qualifies as a Retirement Eligible Award, the Retirement Policy, (ii) is satisfied that the Optionee understands completely this Agreement, and to the extent applicable, the Retirement Policy, and (iii) and agrees to be bound by the terms and conditions set forth herein and, to the extent applicable, in the Retirement Policy. The Optionee understands that the Optionee has the right to consult an attorney before signing this Agreement. Notwithstanding anything to the contrary herein, Sections 4(c) and 5(a) shall not take effect until ten (10) business days after the Grant Date listed on Exhibit A hereto.

(i)    Notwithstanding anything herein to the contrary, this Stock Option shall be, and the Optionee hereby acknowledges that it is, subject to and governed by all the terms and conditions of the Plan.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the Grant Date.

AFFILIATED MANAGERS GROUP, INC.

By: _____________________________
Name: David M. Billings
Title: General Counsel and Secretary

Please execute this Agreement and return it to the Human Resources Department.

_______________________________
Optionee:

[Stock Option Award Agreement]